UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED
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January 28, 2019

Dear Fellow Shareholders:

As you may know, earlier this month Cannell Capital LLC, an investor in Lee Enterprises, began a public effort to encourage shareholders to withhold support for your Company’s director nominees up for election at the 2019 Annual Meeting. Consistent with campaigns it has run against other companies, Cannell has made what, in our opinion, are a number of false statements regarding Lee and its leadership in an attempt to bolster its efforts. We wanted to take this opportunity to present you with the facts.

Lee’s Board and management team value constructive engagement with shareholders and we talked with J. Carlo Cannell, Managing Member of Cannell Capital, and members of his team multiple times over the past few months. That said, we strongly disagree and take issue with Cannell’s recent comments, which we believe betray a fundamental lack of understanding of Lee’s business, strategy, and personnel, and a number of which we believe to be demonstrably false and misleading.

The facts speak for themselves. Under the current Board and management team - and in a rapidly evolving media landscape - Lee has delivered:

•	Digital revenue growth at an industry leading 8.1% compound annual growth rate since 2012, including 12.6% growth in the fourth quarter of fiscal 2018;

•	Nearly $85 million in operational cost savings in the past three years;

•	Net Income of $47 million in fiscal 2018 (a 64% increase from fiscal 2017), strong cash flow, and operating margins of 22.6%, more than double the industry average; and

•	Debt reduction of more than $360 million since Lee’s March 2014 refinancing.

Today, Lee captures more than twice the industry average in digital market share, according to third-party research, and has the highest programmatic digital rates in the industry. Combined with local franchises reaching almost 80% of all adults in Lee markets and last year’s landmark agreement for Lee to manage Berkshire Hathaway’s newspaper and digital operations in 30 markets, the Board and management team believe that the Company is well positioned for continued growth and strong cash flow generation.

As Warren Buffett said in June 2018 when we announced the Berkshire Hathaway agreement, “Lee Enterprises’ growth in digital market share and revenue has outpaced the industry. Lee also has led the industry in overall innovation and performance, all while faithfully fulfilling its public trust as an indispensable source for local news, information and advertising. Our missions and goals match exactly, our markets are similar, and we both have excellent managers. Operating together will strengthen both of us, and Lee is logical to lead the process.”1

We don’t think it is constructive to address the gratuitous, disparaging attacks on individuals in Cannell’s most recent presentation, some of which cite news articles more than 25 years old, and are entirely without merit. We will note, however, that - contrary to Cannell’s false assertion - Lee’s executive compensation is well in line with peer compensation levels, as indicated by independent proxy advisory firms and compensation consultants. In addition, outside consultants have confirmed that our Board compensation is at the low end of peer levels.

Executive compensation at Lee is determined by the Executive Compensation Committee of the Board, which is composed solely of independent directors. The Company’s Say on Pay proposals have consistently received the support of more than 90% of votes cast at annual meetings, including 95.4% at the 2017 meeting, the last time the proposal was considered.

1 Permission to use quotation was sought and obtained.

Lee’s Board is composed of nine highly-qualified directors, six of whom are independent, who together bring a wide variety of experience in public company leadership, corporate finance and capital markets, digital media, journalism, and the publishing industry. While Lee’s digital transformation is well-underway and the Company continues to deliver industry-leading performance, we know that good governance and Board refreshment is an ongoing commitment. It is important that shareholders continue to be represented by qualified and committed directors with diverse and relevant experience. The Nominating and Governance Committee of the Board regularly reviews the composition of the Board, and - as noted in Lee’s proxy statement - has engaged a leading, nationally recognized search firm to assist in identifying potential highly qualified director candidates.

Your Board of Directors remains sharply focused on driving sustainable, long-term value at Lee. We strongly recommend stockholders vote FOR ALL of the director nominees standing for re-election at the 2019 Annual Meeting. We thank you for your support.

Sincerely,

Richard R. Cole
Director

Nancy S. Donovan
Director

Leonard J. Elmore
Director

Mary E. Junck
Executive Chairman

Brent Magid
Director

William E. Mayer
Director

Herbert W. Moloney III
Lead Independent Director

Kevin D. Mowbray
President & CEO

Gregory P. Schermer
Director

Board of Directors
Lee Enterprises, Incorporated

Forward-Looking Statements
Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Lee Enterprises, Incorporated (“Lee”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and are not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Lee’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Lee with the U.S. Securities and Exchange Commission (the “SEC”) from time to time. Lee undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Additional Information and Where to Find It
Lee has filed a definitive proxy statement and a form of associated white proxy card with the SEC in connection with the solicitation of proxies for Lee’s 2019 Annual Meeting of Shareholders. LEE’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 22, 2019, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Lee’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Lee with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at Lee’s website at www.lee.net.

Certain Information Regarding Participants
Lee, its directors and certain of its executive officers are participants in the solicitation of proxies from Lee’s shareholders in connection with the matters to be considered at the 2019 Annual Meeting of Shareholders. Information about Lee’s directors and executive officers is available in Lee’s definitive proxy statement filed with the SEC on January 22, 2019 with respect to the 2019 Annual Meeting of Shareholders. To the extent holdings of Lee’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.